EXHIBIT 21.1

SUBSIDIARIES OF GOLUB CAPITAL BDC 3, INC.

Name	Jurisdiction
GBDC 3 Holdings LLC	Delaware
GBDC 3 Funding LLC	Delaware
GBDC 3 Funding II LLC	Delaware
GBDC 3 Quick Quack Coinvest LLC	Delaware